As filed with the Securities and Exchange Commission on July 25, 2011.

Registration No. 333-149069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUTCHINSON TECHNOLOGY INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0901840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive NE Hutchinson, Minnesota 55350	55350
(Address of Principal Executive Offices)	(Zip Code)

Hutchinson Technology Incorporated

1996 Incentive Plan

(As Amended and Restated January 30, 2008)

(Full Title of the Plan)

David P. Radloff

Vice President and Chief Financial Officer

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

(Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: (320) 587-3797

Copies to:

Peggy Steif Abram

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated Filer	☐	Smaller Reporting Company	☐

HUTCHINSON TECHNOLOGY INCORPORATED

EXPLANATORY NOTE

Hutchinson Technology Incorporated (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 5, 2008 (Registration Statement No. 333-149069 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Hutchinson Technology Incorporated 1996 Incentive Plan (as amended and restated) (the “1996 Plan”). The Prior Registration Statement registered 1,750,000 shares of Common Stock, which brought the total number of shares of Common Stock available under the 1996 Plan, including shares registered pursuant to Registration Statement Nos. 333-33165, 333-103076, and 333-122502, to 6,750,000.

The Company has since adopted a new equity incentive plan, the Hutchinson Technology Incorporated 2011 Incentive Plan (the “2011 Plan”), which replaces the 1996 Plan as of January 20, 2011, the date the Company’s shareholders approved the 2011 Plan. No future awards will be made under the 1996 Plan. According to the terms of the 2011 Plan, the shares of Common Stock that remained available for grant under the 1996 Plan, as of January 20, 2011, are available for issuance under the 2011 Plan. The total number of shares of Common Stock available for grant under the 1996 Plan and carried over to the 2011 Plan on January 20, 2011 was 1,189,383 (referred to herein as the “Carryover Shares”). The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2011 Plan, including but not limited to the Carryover Shares. The registration fee paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.

The Company may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that subsequently become available for new awards under the 2011 Plan due to outstanding awards under the 1996 Plan expiring, being forfeited or terminated, or settled in cash, and transfer such shares to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hutchinson, State of Minnesota on the 25th day of July, 2011.

HUTCHINSON TECHNOLOGY INCORPORATED

By	/s/ David P. Radloff
David P. Radloff
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below on July 25, 2011 by the following persons in the capacities indicated:

Name	Title

/s/ Wayne M. Fortun Wayne M. Fortun Principal Executive Officer	President, Chief Executive Officer and Director

/s/ David P. Radloff David P. Radloff Principal Financial and Accounting Officer	Vice President and Chief Financial Officer

Mark A. Augusti	Director

Martha Goldberg Aronson	Director

* Jeffrey W. Green	Director

* Russell Huffer	Director

* William T. Monahan	Director

* Thomas R. VerHage	Director

*	Wayne M. Fortun, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by the directors named and filed with the Securities and Exchange Commission on behalf of such directors.

/s/ Wayne M. Fortun
Wayne M. Fortun Attorney-in-Fact